Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clean Diesel Technologies, Inc.:

We consent to the use of our report dated March 29, 2012, with respect to the consolidated balance sheets of Clean Diesel Technologies, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

June 7, 2012